Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated April 28, 2011 (except Note 15 as to which the date is July 26, 2011), with respect to the financial statements of Teavana Holdings, Inc. contained in the Prospectus (File No. 333-173775) filed on July 28, 2011, which is incorporated by reference in this Registration Statement on Form S-8. . We consent to the incorporation by reference of the aforementioned report in this Registration Statement on Form S-8, and to the use of our name as it appears under the caption “Experts” in such Prospectus.

/s/ Grant Thornton LLP

Atlanta, GA

August 31, 2011